ARTICLES of INCORPORATION

                                       of

                             First Community Bancorp

         FIRST. The name of the corporation is First Community Bancorp.
         SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
         THIRD. The name of the corporation's initial agent for service of process in the State of California is CT Corporation System.
         FOURTH. (a) The corporation is authorized to issue two classes of shares: Common and Preferred. The number of shares of Common Stock authorized to be issued is 15,000,000 and the number of shares of Preferred Stock authorized to be issued is 5,000,000.
         (b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.
         FIFTH. (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
         (b) The corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term "agent" has the meaning set forth from time to time in Section 317 of the California Corporations Code.
         (c) Any amendment, repeal or modification of any provision of this Article Fifth shall not adversely affect any right of protection of an agent of this corporation existing at the time of such amendment, repeal or modification.
         IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 22nd day of October, 1999.


                                                   /s/ Ondraus Jenkins
                                                  -----------------------------
                                                      Ondraus Jenkins,
                                                      Incorporator